Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE FIRST QUARTER OF FISCAL 2009

Union City, California - July 24, 2008 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2008.

Quarterly highlights include:
•	Revenues of $24.6 million, up 7% over last year’s comparable quarter.
•	Total sales of chemistry and hematology analyzers of 804 units, up 127 units or 19% over last year’s comparable quarter.
•	Vetscan chemistry analyzer sales of 415 units, up 25% over last year’s comparable quarter.
•	Medical chemistry analyzer sales of 208 units, up 18% over last year’s comparable quarter.
•	Medical reagent disc sales of 404,000 units, up 47% over last year’s comparable quarter.
•	Average selling price of medical and veterinary reagent discs of $11.90, a new record, up $0.08 over last year’s comparable quarter.
•	Medical market sales of $6.5 million, up 36% over last year’s comparable quarter.
•	U.S. government sales of $1.4 million, up 105% over last year’s comparable quarter.
•	Total sales in Asia of $892,000, up 27% over last year’s comparable quarter.
•	Cash, cash equivalents and short- and long-term investments as of June 30, 2008 of $61.6 million, compared to $49.5 million as of June 30, 2007.

Quarterly Results: For the fiscal quarter ended June 30, 2008, Abaxis reported revenues of $24.6 million, as compared with revenues of $22.9 million for the comparable period last year, an increase of 7 percent. Instrument, reagent disc and hematology reagent revenues increased by an aggregate of $1.9 million, or 10 percent over the same period last year. The company reported net income of $2.8 million, compared to $3.1 million for the same period last year. The company’s effective tax rate in the first quarter of both fiscal 2008 and 2009 was 38 percent. The company reported diluted net income per share of $0.12 (calculated based on 22,398,000 shares) in the first quarter of fiscal 2009, compared to $0.14 per share (calculated based on 22,102,000 shares) for the same period last year.

Other Reported Information: Reagent disc and hematology reagent revenues for the first quarter of fiscal 2009 were $14.9 million, up 4 percent over the $14.3 million reported in the same period last year. During the quarter, the company sold a total of 1.2 million units of medical and veterinary reagent discs, an increase of 4 percent compared to a total of 1.1 million units of medical and veterinary reagent discs sold during the same period last year. Medical sales in North America, excluding sales to the U.S. government, during the first quarter of fiscal 2009 were $4.4 million, an increase of 19 percent over last year’s comparable quarter. Total sales in the medical market for the first quarter of fiscal 2009 were $6.5 million, an increase of 36 percent over last year’s comparable quarter. Total sales in the veterinary market for the first quarter of fiscal 2009 were $16.6 million, substantially the same as in the comparable period last year. Additionally, veterinary reagent disc sales for the first quarter of fiscal 2009 were $10.4 million, a decrease of 6 percent compared to the same period last year.

The company ended the quarter with $61.6 million in cash, cash equivalents and investments. As of June 30, 2008, the company had a total of $7.0 million in short-term investments and $31.6 million in long-term investments, which long-term investments consisted of investments in auction rate securities. Unrealized gains and losses, net of related income taxes of $1.3 million, are temporary and reported as a component of accumulated other comprehensive loss.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “The slow economy did have a negative effect on our veterinary reagent disc business. While the comparisons over the first fiscal quarter last year were difficult due to increased veterinary reagent disc sales because of the pet food scare and the fact we announced a price increase in the last quarter of fiscal 2008, clearly the economy has been a drag on our veterinary consumable sales. The good news is that our Vetscan chemistry analyzer sales increased by 83 units or 25% over last year’s comparable quarter. Improving product quality and the fact that a Vetscan chemistry analyzer can make a veterinary practice more efficient in a difficult economy are two reasons for the increase.”

Mr. Severson continued, “Our medical business continues on a strong growth path. In conjunction with our distribution partners, we are seeing enthusiastic acceptance of our products on a nationwide basis throughout the medical community. With our veterinary business poised to resume its more historical sales track, we look forward to improved operating and financial results in the coming quarters.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on July 24, 2008. Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 50736212, through July 27, 2008. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share. This non-GAAP financial presentation is not a measurement of performance under GAAP in the United States of America. Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in our conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks associated with liquidity concerns related to our auction rate securities, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, predictions related to growth in the United States economy, risks involved in carrying of inventory and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007

Revenues	$24,572	$22,931
Cost of revenues	11,069	9,915
Gross profit	13,503	13,016

Operating expenses:
Research and development	1,997	1,653
Sales and marketing	5,827	5,229
General and administrative	1,662	1,651
Total operating expenses	9,486	8,533

Income from operations	4,017	4,483
Interest and other income (expense), net	462	499
Income before income taxes	4,479	4,982
Income tax provision	1,703	1,884
Net income	$2,776	$3,098

Net income per share:
Basic net income per share	$0.13	$0.15
Diluted net income per share	$0.12	$0.14

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,735	21,311
Weighted average common shares outstanding - diluted	22,398	22,102

ABAXIS, INC.
Condensed Balance Sheets
(Unaudited and in thousands)

	June 30,	March 31,
	2008	2008
Current assets:
Cash and cash equivalents	$23,031	$17,219
Short-term investments	6,991	6,991
Trade receivables, net	20,952	20,873
Inventories, net	18,358	18,657
Prepaid expenses	1,190	427
Net deferred tax asset - current	2,760	2,426
Total current assets	73,282	66,593
Long-term investments	31,559	35,463
Property and equipment, net	14,727	14,599
Intangible assets, net	356	375
Other assets	-	5
Net deferred tax asset - non-current	3,855	3,868
Total assets	$123,779	$120,903

Current liabilities:
Accounts payable	$4,808	$6,421
Accrued payroll and related expenses	3,447	4,277
Other accrued liabilities	1,209	1,369
Deferred revenue	875	807
Warranty reserve	1,108	1,219
Total current liabilities	11,447	14,093

Non-current liabilities:
Deferred rent	251	286
Deferred revenue	1,409	1,146
Warranty reserve	1,007	729
Total non-current liabilities	2,667	2,161

Shareholders' equity:
Common stock	111,188	109,031
Accumulated deficit	(191)	(2,967)
Accumulated other comprehensive loss	(1,332)	(1,415)
Total shareholders' equity	109,665	104,649
Total liabilities and shareholders' equity	$123,779	$120,903

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2008	2007
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	21,735	21,311
Weighted average common shares outstanding - diluted	22,398	22,102

Non-GAAP operating income per share - basic	$0.18	$0.21
Non-GAAP operating income per share - diluted	$0.18	$0.20

Revenues by Geographic Region
(In thousands)

	Three Months Ended
	June 30,
	2008	2007
North America	$20,295	$19,169
International	4,277	3,762
Total revenues	$24,572	$22,931

Revenues by Customer Group
(In thousands)

	Three Months Ended
	June 30,
	2008	2007
Medical Market	$6,529	$4,807
Veterinary Market	16,613	16,436
Other	1,430	1,688
Total revenues	$24,572	$22,931